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                                [S&A Letterhead]


                                                                      EXHIBIT 5

                               February 1, 2000


eLoyalty Corporation
205 N. Michigan Avenue
Chicago, Illinois  60601

                  Re: 44,000,000 Shares of Common Stock, $.01 par value and 44,000,000 Preferred Stock Purchase Rights associated therewith

Dear Gentlemen:

                  We refer to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") by eLoyalty Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on January 10, 2000, as amended by Amendment No. 1 to the Registration Statement filed with the Commission on February 1, 2000, as may further be amended or supplemented (collectively, the "Registration Statement") with respect to the distribution (the "Distribution") of up to 44,000,000 shares of the Company's Common Stock, $.01 par value (the "Shares") together with 44,000,000 Preferred Stock Purchase Rights of the Company associated therewith (the "Rights"), by Technology Solutions Company, a Delaware corporation ("TSC"), in a spin-off transaction. The terms of the Rights will be set forth in a Rights Agreement substantially in the form of Exhibit 4.1 to the Company's Registration Statement on Form S-1, File Number 333-94293 (the "Rights Agreement"), to be entered into between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

                  The Shares include 41.4 million shares currently held by TSC (the "Existing Shares") and up to 2.6 million shares (the "Adjustment Shares") to be issued to TSC prior to the Distribution based on the difference between the number of shares of common stock of TSC outstanding as of the record date for the Distribution and 41.4 million.

                  We are familiar with the proceedings to date with respect to the proposed Distribution of the Shares and the Rights and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

                  Based on the foregoing, we are of the opinion that:

                  1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

                  2. The Existing Shares are legally issued, fully paid and non-assessable.



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                  3. The Adjustment Shares will be legally issued, fully paid and non-assessable when (i) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale to TSC of the Adjustment Shares, and (ii) certificates representing the Adjustment Shares shall have been duly executed, countersigned and registered and duly delivered to TSC against payment of the agreed consideration therefor.

                  4. The Rights associated with the Existing Shares and the Adjustment Shares will be validly issued when (i) the Rights Agreement shall have been duly executed by the parties thereto, (ii) such Rights have been duly issued in accordance with the terms of the Rights Agreement, and (iii) certificates representing the Existing Shares and the Adjustment Shares shall have been duly executed, countersigned and registered and duly delivered to TSC against payment of the agreed consideration therefor.

                  This opinion letter is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

                  We do not find it necessary for purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Distribution of the Shares or the Rights.

                  We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                                   Very truly yours,




                                                   Sidley & Austin